Exhibit 99.2
N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO H. Andrew DeFerrari, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida	May 20, 2008
DYCOM INDUSTRIES, INC. APPOINTS PATRICIA L. HIGGINS AS DIRECTOR
Palm Beach Gardens, Florida, May 20, 2008—Dycom Industries, Inc. (NYSE: “DY”) announced today the appointment of Patricia L. Higgins as a director. Ms. Higgins was President, Chief Executive Officer, and a director of Switch & Data Facilities Company, Inc., a leading provider of neutral interconnection and collocation services, from September 2000 to February 2004. Prior to that, Ms. Higgins served as Chairman and Chief Executive Officer of The Research Board, a consulting and research services company for information technology from May 1999 to August 2000. Prior to 1999, Ms. Higgins was the Chief Information Officer of Alcoa Inc. and also held senior management positions at UNISYS Corporation, Verizon (NYNEX) and AT&T Inc. In connection with Ms. Higgins appointment, Dycom’s Board of Directors approved a resolution to increase the number of board members from seven to eight. The appointment, effective May 20, 2008, is for a term extending until Dycom’s next Annual Meeting of Shareholders. Ms. Higgins currently serves on the Boards of Directors of The Travelers Company, Inc., Visteon Corporation and Barnes and Noble, Inc.
Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric utilities and others.